Exhibit 5.1

ATTORNEYS AT LAW

Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Main 650 843-5000 Fax 650 849-7400 www.cooley.com	Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800

March 16, 2006

Cerus Corporation

2411 Stanwell Drive

Concord, CA 94520

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Cerus Corporation, a Delaware corporation (the “Company”), of up to 5,175,000 shares of the Company’s common stock, par value $.001 per share, including 675,000 shares of the Company’s common stock for which the underwriters have been granted an over-allotment option (collectively, the “Shares”), pursuant to the Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2001 as amended and supplemented by subsequent filings, including the related Prospectus and Prospectus Supplement to be filed with the Commission. All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement to be filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper